EXHIBIT 99.1

Syntel Announces Special Dividend

TROY, Mich., September 12, 2016 — Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced that its Board of Directors has declared a special cash dividend of $15 per share.

The special cash dividend, is payable on October 3, 2016, to shareholders of record at the close of business on September 22, 2016. Due to the size of the dividend, it is anticipated that the Company’s common stock will begin trading ex-dividend (without the dividend), the first business day following the dividend payable date, or October 4, 2016.

The special cash dividend will be funded through dividends to the Company by U.S. subsidiaries, the one-time repatriation of approximately $1.24 billion of cash held by the Company’s foreign subsidiaries and a portion of borrowings under a new senior credit facility. The Company has expanded its borrowing capacity to $500 million under the new senior credit facility while paying in full and terminating the $200 million prior existing senior credit facility.

In connection with the one-time repatriation, the Company expects to recognize a one-time tax expense of about $264 million (net of foreign tax credits) in the third quarter of 2016. As a result of the additional tax expense and anticipated changes to “other income” which will result from the issuance of the special cash dividend, the Company is revising its outlook for 2016 EPS from the previously announced $2.55 to $2.70 earnings per share to a loss of $0.60 to $0.75 per share. There is no update at this time to the outlook for 2016 revenue or margins.

Additional details can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on September 12, 2016.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge. To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 or from other factors not currently anticipated.

Contact: Zaineb Bokhari, Syntel 646-538-9898, zaineb_bokhari@syntelinc.com